Exhibit 99.1

NEWS RELEASE

ASTEC REPORTS FOURTH QUARTER 2021 RESULTS

Fourth Quarter 2021 Highlights (all comparisons are made to the prior year fourth quarter):
•Net Sales increased 12.1% to $267.8 million
•Gross Profit Margin of 20.1% decreased 370 bps
•Net Income decreased 159.7% to a loss of $9.2 million; Adjusted Net Income of $(0.6) million decreased 104.7% from $12.8 million
•Diluted EPS of $(0.40) compared to $0.67; Adjusted EPS of $(0.03) decreased from $0.56
•Record Backlog of $762.6 million

CHATTANOOGA, Tenn. (February 28, 2022) – Astec Industries, Inc. (Nasdaq: ASTE) announced today its financial results for the fourth quarter of 2021.

Fourth quarter of 2021 net sales of $267.8 million increased 12.1% compared to $238.9 million for the fourth quarter of 2020. Domestic sales increased $32.9 million or 18.2% due mainly to stronger asphalt plant and concrete plant sales as well as pricing initiatives and increases in aftermarket parts. International sales decreased $4.0 million or 6.8% primarily due to lower equipment sales partially offset by increased aftermarket parts sales.

Backlog as of December 31, 2021 of $762.6 million increased by $402.1 million, or 111.5% compared to the backlog of $360.5 million on December 31, 2020. Domestic backlog increased by 123.4% to $627.0 million while international backlog increased by 69.7% to $135.6 million.

Operating loss of $5.6 million in the fourth quarter of 2021 decreased 131.3% compared to an operating income of $17.9 million in the fourth quarter of 2020. Operating margin of (2.1)% decreased 960 basis points from 7.5% in the fourth quarter 2020. Fourth quarter of 2021 adjusted operating income of $0.8 million, decreased 94.9% compared to $15.7 million for the fourth quarter of 2020. Adjusted operating margin of 0.3% decreased 630 basis points from 6.6% in fourth quarter 2020. The variance was largely driven by manufacturing challenges due to supply chain and logistics disruptions as well as pandemic related labor restrictions combined with net inflation, increased SG&A costs for centralization and infrastructure efforts associated with our ongoing transformation initiatives and a legal contingency.

The effective income tax rate for the quarter was 16.5% compared to 17.6% in the prior year primarily due to the income tax benefit derived from lower operating profit in the current quarter over last year. The adjusted tax rate for the quarter was 350.0% compared to 17.3% in the fourth quarter of 2020. The higher adjusted tax rate for the quarter was caused by the adverse jurisdictional tax effect of the transformation program costs and the termination of a subsidiary pension plan relative to negative pre-tax earnings.

Net loss of $9.2 million decreased from net income of $15.4 million in the fourth quarter of 2020, while diluted EPS of $(0.40) decreased from $0.67 in the fourth quarter of 2020. Adjusted net loss of $0.6 million decreased 104.7% compared to the prior year period, while Adjusted EPS of $(0.03) decreased 105.4% compared to $0.56 for the fourth quarter of 2020. Adjusted EPS excludes $0.37 of incremental costs, net of tax, primarily driven by our transformation program and the termination of a subsidiary pension plan.

Negative EBITDA of $3.0 million decreased $29.5 million, or 111.3%, compared to the prior year EBITDA of $26.5 million. Adjusted EBITDA of $8.1 million decreased 65.2% compared to $23.3 million a year ago. Adjusted EBITDA margin decreased 680 basis points from 9.8% in the fourth quarter of 2020 largely driven by manufacturing challenges due to supply chain and logistics disruptions as well as pandemic related labor restrictions combined with net inflation and increased SG&A expenses.

Full Year 2021 Results

Net sales for 2021 were $1,097.2 million or up 7.1% when compared to 2020. Domestic sales increased $25.1 million or 3.1% and international sales increased $47.7 million or 23.0%.

Operating income of $22.1 million decreased 48.6% compared to $43.0 million in 2020. Adjusted operating income of $38.0 million, decreased 31.5% compared to $55.5 million in 2020. Adjusted operating margin of 3.5% decreased 190 basis points from 5.4% in 2020 largely as a result of inflation outpacing increased volume, pricing and mix due to longer contract cycles for certain of our products combined with higher SG&A expenses caused by an increase in personnel and costs associated with centralization and infrastructure.

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Net income was $17.8 million, or $0.78 per diluted share, compared to $46.9 million, or $2.05 per diluted share in 2020. Adjusted net income of $33.7 million decreased 38.2% compared to 2020. Adjusted EPS of $1.47 decreased 38.2% compared to $2.38 last year. The following adjustments, net of tax, which are related to our efforts to simplify the organization, resulted in a $0.69 per share impact to Adjusted EPS in 2021:

•Transformation program expenses of $13.4 million pre-tax, or $0.58 per share, were incurred during 2021. See additional discussion below related to the transformation program.
•During the fourth quarter 2021, the Company settled its obligations under its defined benefit pension plan and other postretirement benefit plan ("OPEB") and recorded total net charges of $4.7 million, including excise tax, or $0.20 per share.
•The Company incurred restructuring charges primarily related to the closure of the Tacoma facility of $2.9 million on a pre-tax basis, or $0.13 per share.
•In addition, the Company recorded a net $0.4 million gain on the sale of property and equipment partially offset by asset impairments.

Adjusted EBITDA of $67.8 million decreased 18.2% compared to $82.9 million in 2020. Adjusted EBITDA margin of 6.2% decreased 190 basis points from 8.1% in 2020.

"In the midst of a challenging 2021 business environment the evolution of our OneASTEC business model and strategy to Simplify, Focus and Grow continued to move forward as we laid the foundation for future growth. Astec customers and employees remained diligent in the face of lingering supply chain, logistic, labor and net inflation headwinds along with a fourth quarter resurgence of COVID-19 in the form of the Omicron variant. As we indicated in our preliminary results on February 7, 2022, these factors negatively impacted the fourth quarter gross profit margin compared to the same period in 2020 and we expect them to continue to persist in early 2022. Despite these challenges, there were many positives in 2021 including the launch of the Astec rebranding initiative which simplified how to do business with our Company, the attraction of additional workforce talent that will support capacity growth in 2022 and a focused effort to address supply chain volatility in the market. Strong demand for our products continued as we achieved a record backlog of $762.6 million as of December 31, 2021. Another positive in 2021 was the passage of the Infrastructure Investment & Jobs Act which provides a long-term tailwind for our business. This program includes $548 billion for new infrastructure over the five-year period concluding in 2026. And lastly, we were pleased to report progress on our ESG initiatives as evidenced by our newly-formed partnership with CarbonCure which provides specialized equipment used to sequester carbon dioxide in the concrete production process." said Barry Ruffalo, Chief Executive Officer of Astec.

Business Operations Update

Simplify, Focus and Grow Strategic Transformation ("SFG") - We continue to execute on our strategic transformation initiative focused on implementing new business strategies and a new operating structure. This transformation was launched in late 2019 and is concentrated on aligning our operations under the OneASTEC business model with the strategic pillars of Simplify, Focus and Grow. SFG is an ongoing, multi-year program with the primary goals of optimizing our manufacturing footprint and centralizing our business into common platforms and operating models to reduce complexity and cost, improving productivity and embedding continuous improvement in our processes. These efforts are considered critical to enabling us to operate competitively and support future growth, which are expected to broadly benefit our customers, partners, employees and shareholders.

Since initiating SFG, we have consolidated certain of our sites as a key part of these initiatives. Site consolidation costs including headcount reductions, inventory movement and facility shut-down costs are included in "Restructuring, impairment and other asset charges, net" in the Consolidated Statements of Operations.

In addition, in late 2020 we launched a multi-year phased implementation of a standardized enterprise resource planning ("ERP") system across our global organization, which will replace much of our existing disparate core financial systems. The upgraded ERP will initially convert our internal operations, manufacturing, finance, human capital resources management and customer relationship systems to cloud-based platforms. This new ERP system will provide for standardized processes and integrated technology solutions that enable us to better leverage automation and process efficiency. An implementation of this scale is a major financial undertaking and will require substantial time and attention of management and key employees. Costs incurred, during the fourth quarter and year ended December 31, 2021, were $5.7 million and $13.4 million, respectively, which represent costs directly associated with the SFG initiative and which cannot be capitalized in accordance with U.S. GAAP. These costs are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Supply Chain - We actively manage our global supply chain for constraints and volatility however, we are not immune to disruptions caused by the recent surge in global demand. Our vendors and logistics partners have increased lead times for certain components used in our manufacturing process. We have increased the frequency of communications with our suppliers and customers to ensure business continuity as well as anticipate and prepare for any new developments.

COVID-19 - Our top priority continues to be protecting our employees and their families, our customers and suppliers and our operations from adverse impacts by taking precautionary measures as directed by health authorities and local governments. We continue to exercise diligence to ensure the health and well-being of our employees, their families and the communities in which we operate, while serving the needs of our customers. Business operations were fully operational during the fourth quarter of 2021 although not at optimal manufacturing efficiency with the changing landscape of COVID-19 variants impacting our labor force and we expect to be fully operational in 2022.

Labor - In certain manufacturing locations, we have experienced a shortage of necessary production personnel and increasing labor costs to attract staff in our manufacturing operations resulting in a variety of challenges in running our operations efficiently to meet strong customer demand. We continue to adjust our production schedules and manufacturing workload distribution, outsource components, implement efficiency improvements and actively modify our recruitment process and compensation and benefits to attract and retain production personnel in our manufacturing facilities.

Steel - Steel is a major component of our equipment. Steel prices began increasing in the latter part of 2020. We have experienced further increases in steel pricing throughout 2021. Given the recent volatility of steel prices and the nature of our customer's orders, there are times when we are unable to pass through all of the increases in steel costs to our customers. Continued increases are expected to occur into 2022 on anticipated strong demand before normalized price inflation returns on increased market capacity. We continue to utilize strategies that include forward-looking contracts and advanced steel purchases to ensure supply and minimize the impact of price volatility.

Highway Funding - Federal funding provides a significant portion of all highway, street, roadway and parking construction in the United States. We believe federal funding influences the purchasing decisions of our customers, who are typically more amenable to making capital equipment purchases with long-term federal legislation in place. Federal transportation funding under the Fixing America's Surface Transportation Act ("FAST Act") expired on December 3, 2021. In November 2021, the U.S. government enacted the Infrastructure Investment and Jobs Act ("IIJA"), which allocates $548 billion in government spending to new infrastructure over a five-year period, with certain amounts specifically allocated to fund highway and bridge projects. We believe that multi-year highway programs (such as the IIJA) will have the greatest positive impact on the road construction industry and allow our customers to plan and execute longer-term projects.

Investor Conference Call and Webcast

Astec will conduct a conference call and live webcast today, February 28, 2022, at 8:30 A.M. Eastern Time, to review its fourth quarter 2021 results as well as current business conditions. To access the call, dial 888-440-4118 on Monday, February 28, 2022 at least 10 minutes prior to the scheduled time for the call. International callers should dial 646-960-0833. You may also access a live webcast at https://event.on24.com/wcc/r/3609290/26C6F83633A5881C25B902E3BD5531C6.

You will need to give your name and company affiliation and reference Astec. An archived webcast will be available for ninety days at www.astecindustries.com.

A replay of the call can be accessed through March 14, 2022 by dialing 800-770-2030, or 647-362-9199 for international callers, Conference ID# 8741406. A transcript of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

About Astec

Astec, (www.astecindustries.com), is a manufacturer of specialized equipment for asphalt road building, aggregate processing and concrete production. Astec's manufacturing operations are divided into two primary business segments: Infrastructure Solutions that includes road building, asphalt and concrete plants, thermal and storage solutions; and Materials Solutions that include our aggregate processing and mining equipment.

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995

This News Release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, businesses in which we operate and the United States and global economies. Statements in News Release that are not historical are hereby identified as "forward-looking statements" and may be indicated by words or phrases such as "anticipates," "supports," "plans," "projects," "expects," "believes," "should," "would," "could," "hope," "forecast," "management is of the opinion," use of the future tense and similar words or phrases. These forward-looking statements are based largely on management's expectations, which are subject to a number of known and unknown risks, uncertainties and other factors discussed and described in our most recent Annual Report on Form 10-K, including those risks described in Part I, Item 1A. Risk Factors thereof, and in other reports filed subsequently by us with the Securities and Exchange Commission, which may cause actual results, financial or otherwise, to be materially different from those anticipated, expressed or implied by the forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements to reflect future events or circumstances, except as required by law.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company's results, the Company refers to various U.S. GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies. Management of the Company does not intend these items to be considered in isolation or as a substitute for the related GAAP measures. Nonetheless, this non-GAAP information can be useful in understanding the Company's operating results and the performance of its core business. Management of the Company uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company's financial performance against such budgets and targets. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to this News Release.

For Additional Information Contact:
Steve Anderson
Senior Vice President of Administration and Investor Relations
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Astec Industries Inc.
Condensed Consolidated Statements of Operations
(In millions, except shares in thousands and per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales	$267.8	$238.9	$1,097.2	$1,024.4
Cost of sales	213.9	182.0	845.5	784.3
Gross profit	53.9	56.9	251.7	240.1

Operating expenses:
Selling, general, administrative and engineering	58.8	41.2	227.1	189.0
Restructuring, impairment and other asset charges, net	0.7	(2.2)	2.5	8.1
Total operating expenses	59.5	39.0	229.6	197.1
Operating (loss) income	(5.6)	17.9	22.1	43.0

Other income:
Interest expense	(0.5)	(0.5)	(1.1)	(0.7)
Other (expenses), net of income	(4.8)	1.4	(4.5)	3.4
(Loss) income from operations before income taxes	(10.9)	18.8	16.5	45.7
Income tax (benefit) provision	(1.8)	3.3	(1.4)	(1.2)
Net (loss) income	(9.1)	15.5	17.9	46.9
Net income attributable to noncontrolling interest	(0.1)	(0.1)	(0.1)	—
Net (loss) income attributable to controlling interest	$(9.2)	$15.4	$17.8	$46.9

Earnings per common share
Basic	$(0.40)	$0.68	$0.78	$2.08
Diluted	(0.40)	0.67	0.78	2.05

Weighted average shares outstanding
Basic	22,768	22,603	22,727	22,586
Diluted	22,768	22,951	22,949	22,878

Diluted EPS	$(0.40)	$0.67	$0.78	$2.05
Transformation program	0.25	—	0.58	—
Curtailment and settlement loss on pension and postretirement benefits, net (a)	0.20	—	0.20	—
Facility closures, reduction in force and inventory adjustments (a)	0.03	0.09	0.13	0.60
Asset impairment	—	0.01	0.01	0.19
Gain on sale of property, equipment and business, net	—	(0.24)	(0.03)	(0.34)
Income taxes	(0.11)	0.03	(0.20)	(0.12)
Adjusted EPS	$(0.03)	$0.56	$1.47	$2.38

(a) Calculation includes the impact of a rounding adjustment

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Astec Industries Inc.
Segment Net Sales and Profits
(In millions; unaudited)

Segment net sales are reported net of intersegment sales. Segment gross profit is net of profit on intersegment sales.

	Three Months Ended December 31,				Year Ended December 31,
	Infrastructure Solutions	Materials Solutions	Corporate	Total	Infrastructure Solutions	Materials Solutions	Corporate	Total

2021 Net sales	$190.0	$77.8	$—	$267.8	$748.0	$349.2	$—	$1,097.2
2020 Net sales	167.2	71.7	—	238.9	702.8	321.6	—	1,024.4
Change $	22.8	6.1	—	28.9	45.2	27.6	—	72.8
Change %	13.6%	8.5%	—%	12.1%	6.4%	8.6%	—%	7.1%

2021 Gross profit	36.1	16.4	1.4	53.9	164.1	86.2	1.4	251.7
2021 Gross profit %	19.0%	21.1%	N/M	20.1%	21.9%	24.7%	N/M	22.9%
2020 Gross profit	39.5	17.7	(0.3)	56.9	159.6	80.5	—	240.1
2020 Gross profit %	23.6%	24.7%	N/M	23.8%	22.7%	25.0%	—%	23.4%
Change $	(3.4)	(1.3)	1.7	(3.0)	4.5	5.7	1.4	11.6

2021 Profit / (loss)	6.4	2.0	(17.3)	(8.9)	53.0	29.3	(64.8)	17.5
2020 Profit / (loss)	16.1	10.4	(11.9)	14.6	53.8	32.1	(40.1)	45.8
Change $	(9.7)	(8.4)	(5.4)	(23.5)	(0.8)	(2.8)	(24.7)	(28.3)
Change %	(60.2)%	(80.8)%	(45.4)%	(161.0)%	(1.5)%	(8.7)%	(61.6)%	(61.8)%
N/M = Not Meaningful

A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in millions; unaudited):

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	Change $	2021	2020	Change $
Total (loss) profit for all segments	$(8.9)	$14.6	$(23.5)	$17.5	$45.8	$(28.3)
(Elimination) recapture of intersegment profit	(0.2)	0.9	(1.1)	0.4	1.1	(0.7)
Net income attributable to noncontrolling interest	(0.1)	(0.1)	—	(0.1)	—	(0.1)
Net (loss) income attributable to controlling interest	$(9.2)	$15.4	$(24.6)	$17.8	$46.9	$(29.1)
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Astec Industries Inc.
Condensed Consolidated Balance Sheets
(In millions; unaudited)

	December 31
	2021	2020
Assets
Current assets:
Cash, cash equivalents and restricted cash	$134.4	$158.6
Investments	8.6	4.3
Trade receivables and contract assets, net	144.1	115.9
Inventories, net	303.0	249.7
Other current assets, net	51.6	37.3
Total current assets	641.7	565.8
Property, plant and equipment, net	171.7	172.8
Other long-term assets	97.9	109.6
Total assets	$911.3	$848.2

Liabilities
Current liabilities:
Accounts payable	$83.5	$52.7
Customer deposits	60.2	34.2
Other current liabilities	81.6	83.4
Total current liabilities	225.3	170.3
Long-term debt	0.2	0.4
Other long-term liabilities	31.0	34.5
Total equity	654.8	643.0
Total liabilities and equity	$911.3	$848.2

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Astec Industries Inc.
Condensed Consolidated Statements of Cash Flows
(In millions; unaudited)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$17.9	$46.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20.1	20.8
Amortization	10.1	6.1
Provision for credit losses	1.4	0.9
Provision for warranties	10.9	9.8
Deferred compensation expense	0.5	0.7
Share-based compensation	6.0	5.1
Deferred tax (benefit) provision	(1.3)	8.6
Gain on disposition of property and equipment	(0.6)	(6.2)
Non-cash curtailment and settlement loss (gain) on pension and postretirement benefits, net	3.2	(0.5)
Gain on disposition of subsidiary	—	(1.6)
Asset impairment charges, net	0.2	4.4
Distributions to deferred compensation programs participants	(2.5)	(1.4)
Change in operating assets and liabilities, excluding the effects of acquisitions:
(Purchase) sale of trading securities, net	(3.1)	0.2
Receivables and other contract assets	(30.8)	12.2
Inventories	(53.8)	44.7
Prepaid expenses	(6.2)	—
Other assets	1.5	(0.2)
Accounts payable	30.8	(8.6)
Accrued retirement benefit costs	(0.1)	—
Accrued loss reserves	(1.3)	0.3
Accrued payroll and related expenses	3.0	(5.1)
Other accrued liabilities	(0.7)	9.8
Accrued product warranty	(10.7)	(10.2)
Customer deposits	26.5	(11.2)
Income taxes payable/prepaid	(13.6)	16.0
Net cash provided by operating activities	7.4	141.5
Cash flows from investing activities:
Acquisitions, net of cash acquired	0.1	(32.5)
(Price adjustment on prior) proceeds from sale of subsidiary	(1.1)	9.1
Expenditures for property and equipment	(20.1)	(15.4)
Proceeds from sale of property and equipment	1.9	17.7
Purchase of investments	(1.0)	(1.1)
Sale of investments	1.8	1.3
Net cash used in investing activities	$(18.4)	$(20.9)
(Continued)

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NEWS RELEASE
Astec Industries Inc.
Condensed Consolidated Statements of Cash Flows (Continued)
(In millions; unaudited)

	Year Ended December 31,
	2021	2020
Cash flows from financing activities:
Payment of dividends	$(10.2)	$(10.0)
Borrowings under bank loans	7.2	6.0
Repayment of bank loans	(6.2)	(5.9)
Sale of Company stock by deferred compensation programs, net	0.6	0.3
Withholding tax paid upon vesting of share-based compensation awards	(3.5)	(0.8)
Net cash used in financing activities	(12.1)	(10.4)
Effect of exchange rates on cash	(1.1)	(0.5)
(Decrease) increase in cash and cash equivalents and restricted cash	(24.2)	109.7
Cash and cash equivalents and restricted cash, beginning of period	158.6	48.9
Cash and cash equivalents and restricted cash, end of period	$134.4	$158.6
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Appendix

The following tables present selected line items from the Consolidated Statements of Operations and segment information for the respective periods identified.

4Q 2021 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring, Impairment, and Other Charges, Net	Transformation Program	Pension and OPEB Loss, Net	As Adjusted (Non-GAAP)
Consolidated
Net sales	$267.8	$—	$—	$—	$267.8
Gross profit	53.9	—	—	—	53.9
Gross profit %	20.1%				20.1%
Selling, general and administrative expenses	52.3	—	(5.7)	—	46.6
Operating (loss) income	(5.6)	0.7	5.7	—	0.8
Other (expenses), net of income	(4.8)	—	—	4.7	(0.1)
Income taxes	(1.8)	0.1	1.3	1.1	0.7
Net (loss) attributable to controlling interest	(9.2)	0.6	4.4	3.6	(0.6)
Diluted EPS	(0.40)	0.03	0.19	0.15	(0.03)

Infrastructure Solutions
Net sales	190.0	—	—	—	190.0
Gross profit	36.1	—	—	—	36.1
Gross profit %	19.0%				19.0%

Materials Solutions
Net sales	77.8	—	—	—	77.8
Gross profit	16.4	—	—	—	16.4
Gross profit %	21.1%				21.1%

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FY2021 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring, Impairment, and Other Charges, Net	Transformation Program	Pension and OPEB Loss, Net	As Adjusted (Non-GAAP)
Consolidated
Net sales	$1,097.2	$—	$—	$—	$1,097.2
Gross profit	251.7	—	—	—	251.7
Gross profit %	22.9%				22.9%
Selling, general and administrative expenses	200.6	—	(13.4)	—	187.2
Operating income	22.1	2.5	13.4	—	38.0
Other (expenses), net of income	(4.5)	—	—	4.7	0.2
Income taxes	(1.4)	0.5	3.1	1.1	3.3
Net income attributable to controlling interest	17.8	2.0	10.3	3.6	33.7
Diluted EPS	0.78	0.09	0.45	0.15	1.47

Infrastructure Solutions
Net sales	748.0	—	—	—	748.0
Gross profit	164.1	—	—	—	164.1
Gross profit %	21.9%				21.9%

Materials Solutions
Net sales	349.2	—	—	—	349.2
Gross profit	86.2	—	—	—	86.2
Gross profit %	24.7%				24.7%

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE

4Q 2020 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring, Impairment, and Other Charges, Net	As Adjusted (Non-GAAP)
Consolidated
Net sales	$238.9	$—	$238.9
Gross profit	56.9	—	56.9
Gross profit %	23.8%		23.8%
Selling, general and administrative expenses	36.7	—	36.7
Operating income	17.9	(2.2)	15.7
Other income, net of expenses	1.4	(1.0)	0.4
Income taxes	3.3	(0.6)	2.7
Net income attributable to controlling interest	15.4	(2.6)	12.8
Diluted EPS	0.67	(0.11)	0.56

Infrastructure Solutions
Net sales	167.2	—	167.2
Gross profit	39.5	—	39.5
Gross profit %	23.6%		23.6%

Materials Solutions
Net sales	71.7	—	71.7
Gross profit	17.7	—	17.7
Gross profit %	24.7%		24.7%

FY2020 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring, Impairment, and Other Charges, Net	As Adjusted (Non-GAAP)
Consolidated
Net sales	$1,024.4	$—	$1,024.4
Gross profit	240.1	4.4	244.5
Gross profit %	23.4%		23.9%
Selling, general and administrative expenses	166.9	—	166.9
Operating income	43.0	12.5	55.5
Other income, net of expenses	3.4	(2.1)	1.3
Income taxes	(1.2)	2.8	1.6
Net income attributable to controlling interest	46.9	7.6	54.5
Diluted EPS	2.05	0.33	2.38

Infrastructure Solutions
Net sales	702.8	—	702.8
Gross profit	159.6	4.4	164.0
Gross profit %	22.7%		23.3%

Materials Solutions
Net sales	321.6	—	321.6
Gross profit	80.5	—	80.5
Gross profit %	25.0%		25.0%
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Astec Industries Inc.
GAAP vs Non-GAAP Adjusted EPS Reconciliations
(In millions, except per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net (loss) income attributable to controlling interest	$(9.2)	$15.4	$17.8	$46.9
Adjustments:
Transformation program	5.7	—	13.4	—
Curtailment and settlement loss on pension and postretirement benefits, net	4.7	—	4.7	—
Facility closures, reduction in force and inventory adjustments	0.8	2.0	2.9	13.8
Asset impairment	—	0.3	0.2	4.4
Gain on sale of property, equipment and business, net	(0.1)	(5.5)	(0.6)	(7.8)
Income taxes	(2.5)	0.6	(4.7)	(2.8)
Adjusted net (loss) income attributable to controlling interest	$(0.6)	$12.8	$33.7	$54.5

Diluted EPS	$(0.40)	$0.67	$0.78	$2.05
Adjustments:
Transformation program	0.25	—	0.58	—
Curtailment and settlement loss on pension and postretirement benefits, net (a)	0.20	—	0.20	—
Facility closures, reduction in force and inventory adjustments (a)	0.03	0.09	0.13	0.60
Asset impairment	—	0.01	0.01	0.19
Gain on sale of property, equipment and business, net	—	(0.24)	(0.03)	(0.34)
Income taxes	(0.11)	0.03	(0.20)	(0.12)
Adjusted EPS	$(0.03)	$0.56	$1.47	$2.38

(a) Calculation includes the impact of a rounding adjustment

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Astec Industries Inc.
EBITDA and Adjusted EBITDA Reconciliations
(In millions; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales	$267.8	$238.9	$1,097.2	$1,024.4

Net (loss) income attributable to controlling interest	$(9.2)	$15.4	$17.8	$46.9
Interest expense (income), net	0.4	0.3	0.6	(0.1)
Depreciation and amortization	7.6	7.5	30.2	26.9
(Benefit from) provision for income taxes	(1.8)	3.3	(1.4)	(1.2)
EBITDA	(3.0)	26.5	47.2	72.5
EBITDA margin	(1.1)%	11.1%	4.3%	7.1%

Adjustments:
Transformation program	5.7	—	13.4	—
Curtailment and settlement loss on pension and postretirement benefits, net	4.7	—	4.7	—
Facility closures, reduction in force and inventory adjustments	0.8	2.0	2.9	13.8
Asset impairment	—	0.3	0.2	4.4
Gain on sale of property, equipment and business, net	(0.1)	(5.5)	(0.6)	(7.8)
Adjusted EBITDA	$8.1	$23.3	$67.8	$82.9
Adjusted EBITDA margin	3.0%	9.8%	6.2%	8.1%
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com